EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

Sprint Corporation:

We consent to the use of our report dated October 21, 2013, except as to Note 18, which is as of June 18, 2014, with respect to the consolidated statements of operations, comprehensive loss, cash flows and stockholders’ equity of Sprint Communications, Inc. (formerly Sprint Nextel Corporation) and subsidiaries (the Predecessor Company) for the 191 day period ended July 10, 2013, incorporated herein by reference.

/s/ KPMG LLP

Kansas City, Missouri

November 7, 2016